EXHIBIT 99.3
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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 20, 2000 by and among Grand Court Lifestyles, Inc. and its affiliates, a Delaware corporation and the Official Committee of Unsecured Creditors of Grand Court Lifestyles, Inc. (collectively "Grand Court"), GFB-AS Investors, LLC, a Delaware limited liability company ("GFB-AS"), and The Official Committee of the Unsecured Equity Investors of Grand Court (the "Equity Committee").

                                    RECITALS:

      A. Grand Court owns directly or indirectly (i) except as otherwise disclosed on Exhibit "A" 100% of the economic interest of the sole general partner or sole managing partner as the case may be of the owning partnerships set forth on Exhibit "A", and (ii) 100% (except for those specifically identified on Exhibit "A" in which Grand Court is not the general partner but will use its best efforts to cause the general partner to withdraw) of the economic interests of the general partners of the investing partnerships set forth on Exhibit "A" (the "General Partner Rights") (the partnerships set forth on Exhibit "A" are referred to as the "Partnerships" or "Partnership" when referencing a particular partnership).

      B. The Partnerships are comprised of syndicated limited partnerships (the "Investing Partnerships") in which limited partnership interests were offered to investors in private placements and general or limited partnerships (the "Owning Partnerships") that currently own senior living Facilities (hereinafter defined). Grand Court has various Purchase Notes, Loans and Exchanges, and Other Receivables (herein so called) associated with the Investing Partnerships and Owning Partnerships as set forth on Exhibit "B" attached hereto.

      C. Grand Court also has management contracts (the "Management Contracts") to manage the senior living facilities (the "Facilities") for the Owning Partnerships all as set forth on Exhibit "C" attached hereto.

      D. GFB-AS desires to purchase from Grand Court the General Partner Rights of Partnerships that directly or indirectly own Facilities on the First Closing Date (hereinafter defined) (and become the new general partner of the Investing Partnerships and the new managing partner of the Owning Partnerships), and the Purchase Notes, the Loans and Exchanges, and the Other Receivables related to such Partnerships (collectively the "GP Interests").

      E. GFB-AS desires to purchase the Management Rights (hereinafter defined).

      F. Grand Court is prepared to withdraw as general partner of the Investing Partnerships and as managing partner of the Owning Partnerships and cancel the current Management Contracts they have concerning the Facilities, in exchange for the consideration set forth in this Agreement, and will endeavor to have any other general partners of Investing Partnerships resign.

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      G. Grand Court is currently the subject of Chapter 11 proceedings in the
United States Bankruptcy Court, District of New Jersey, Novalyn L. Winfield, United States Bankruptcy Court Judge ("Bankruptcy Court"), Case No. 00-32578(NLW).

                                   AGREEMENTS:

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

      1.1 Assets to be Acquired.

            (a) Upon the terms and subject to the conditions set forth herein, at the First Closing (hereinafter defined) Grand Court shall sell, assign, transfer, and deliver to GFB-AS, and GFB-AS shall purchase and acquire from Grand Court, the GP Interests, free and clear of all liens, claims, and encumbrances.

            (b) Upon the terms and subject to the conditions set forth herein, at the First Closing, Grand Court shall reject the Management Rights so that they may be transferred to GFB-AS and shall sell, assign, transfer and deliver to GFB-AS, and GFB-AS shall purchase and acquire from Grand Court, the Management Rights, free and clear of all liens, claims, and encumbrances.

            (c) Upon the terms and subject to the conditions set forth herein, at the Second Closing (hereinafter defined), GFB-AS agrees to establish the LP Offset and LP Recovery Fund (hereinafter defined).

      "GP Interests" shall include all books and records of the Partnerships in the possession of Grand Court, all collateral, assets, investor notes, purchase and other agreements (including Deferred Sales Proceeds), documents and rights (but not obligations other than the obligations to net prepayments of investor notes to the Purchase Notes as provided therein) related to the Purchase Notes and any and all assets of Grand Court related to the Partnerships and set forth on Schedule 1.1 attached hereto, and any other interests as a partner in the Partnerships . " Management Rights" shall include all rights (but not any of Grand Court's obligations) to manage the Facilities under new management agreements, to hire the operational personnel of Grand Court, and shall include all of the tangible assets of Grand Court set forth on Schedule 1.1 attached hereto used by Grand Court in the performance of the Management Contracts. Further, Grand Court agrees to transfer, or cause to be transferred, to GFB-AS at the First Closing possession and control of any and all bank accounts containing Partnership funds held by Grand Court in accordance with the terms of the Management Contracts together with possession and control of any and all bank accounts held by the Partnerships and used in the Partnerships' business, subject to the provisions of Section 7.1(b)(iv) and (v) hereof. The parties agree that the GP Interests and Management

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Rights do not include Grand Court's rights in its Boca Raton office lease and furniture, furnishings and equipment located therein.

      1.2 Excluded Assets. Grand Court shall not sell, assign, transfer, or convey to GFB-AS hereunder any of the assets or property of Grand Court except for the GP Interests and Management Rights.

      1.3 Assumption of Certain Liabilities. Upon the terms and subject to the conditions set forth herein, at the First Closing, GFB-AS shall agree to guaranty, on terms reasonably acceptable to GFB-AS, the bank debt of approximately $12.9 million as set forth on Schedule 1.3 attached hereto ("Bank Debt") consisting of nine lenders holding as collateral, limited partner investor notes in the approximate amount of $17.7 million as set forth on
Schedule 1.3 attached hereto ("Investor Notes"). The GFB-AS guaranty will be on terms reasonably acceptable to GFB-AS, which shall include a requirement that the holders of the Bank Debt, at their cost, continue to use their best efforts on collection of the Investor Notes, which shall include litigation if necessary, that GFB-AS or Grand Court, if requested, will send out the standard notices of collection, and the best efforts of Grand Court, if requested, to assist in the collection process and that GFB-AS shall only be called upon to pay under its guaranty if such collection efforts fail. Except as expressly set forth in this Agreement, GFB-AS do not hereby assume or agree to pay any other liabilities or obligations of Grand Court, the limited partners of the Partnerships, the Partnership, or any other entity. Each GFB-AS subsidiary that is admitted as a general partner of an Owning Partnership or an Investing Partnership shall have liability for obligations of such Partnership arising or accruing after such admission as general partner to the full extent provided by applicable law for an incoming general partner and the withdrawing general partner shall have no liability for such obligations.

      Except as provided above, it is expressly understood that GFB-AS shall not be liable for and do not assume any of Grand Court's, the limited partners' of the Partnerships, the Partnerships', or any other entity's obligations or liabilities (whether known or unknown, matured or unmatured, or fixed or contingent) other than the guaranty of the Bank Debt as expressly provided in this Section 1.3 and those obligations and liabilities expressly set forth on
Schedule 1.3 attached hereto. Without limiting the foregoing, the GP Interests and Management Rights shall not include (a) any claims for workmen's compensation, (b) any federal, state, or local taxes on income or any federal, state, or local taxes arising by reason of the sale of the rights as herein provided or otherwise or any other Taxes (as hereinafter defined), (c) any liability for any violation by Grand Court or the Partnerships of any applicable statutes, laws, regulations, or ordinances of any federal, state, or local government, (d) any liability for any breach of contract, negligence, or misconduct by Grand Court or the Partnerships or any of its or their respective agents, servants, or employees, (e) any liability of Grand Court or the Partnerships arising out of or pursuant to this Agreement, (f) any liability of Grand Court or the Partnerships relating to any litigation arising from any event, action, or omission, (g) any liability for any employee or other compensation, including, without limitation, any salaries, bonuses, incentive compensation, or accrued vacation time, relating to services provided to Grand Court or the Partnerships, before the First Closing, as to the Partnerships, (h) any liability of Grand Court or the Partnerships relating to employee benefit plans maintained by Grand Court or the Partnerships, before the First Closing, as to the Partnerships, (i) any liability arising out of or incurred in respect of any transaction of Grand

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Court occurring before or after the First Closing, (j) any liability for any accrued and unpaid federal, state, or local taxes of Grand Court based on income of its employees, (k) any trade or other accounts payable of Grand Court or the Partnerships, or (l) any other liability or obligation of Grand Court or the Partnerships other than the Bank Debt, unless such liabilities are set forth on
Schedule 1.3 attached hereto.

      1.4 Sales Price. (a) The aggregate sales price payable by GFB-AS in consideration for the sale of the GP Interests and Management Rights shall be $10,250,000 (the "Sales Price") which shall be payable upon the First Closing.

            (b) Grand Court acknowledges that GFB-AS has deposited in escrow with Grand Court's attorneys' the sum of $1,537,500 which amount shall be held in an interest bearing account (together with such interest the "Deposit") and applied towards the Sales Price at the First Closing. In the event the First Closing does not occur, the Deposit shall be returned to GFB-AS within two business days of the termination of this Agreement.

      1.5 Closings.

            (a) First Closing. Subject to the terms and conditions set forth herein, at the First Closing:

                  (i) Grand Court shall sell, assign, transfer and deliver or cause to be delivered to GFB-AS, (A) the Assignment of Partner Interests in the form attached hereto as Exhibit "D", assigning all of Grand Court's right, title, interest and privilege in, to, and under the GP Interests to GFB-AS, (B) the Assignment of Management Rights in the form attached hereto as Exhibit "E", assigning all of Grand Court's right, title, interest, and privilege in the Management Rights and in, to, and under the Management Contracts to GFB-AS, (C) the Bill of Sale, Assignment and Transfer regarding the transferred assets set forth on Schedule 1.1 attached hereto as Exhibit "F", (D) the Certificate of Representations and Warranties in the form attached hereto as Exhibit "G", (E) the certified minutes of the special meeting of directors of Grand Court ratifying the execution of this Agreement and approving and authorizing the transactions contemplated by this Agreement and related Bankruptcy Court Order (hereinafter defined), and (F) all files in Grand Court's possession relating to the Partnerships or the Facilities and all appropriate books and records, accounting information, and operating information and data, current and historical, reasonably related to the Management Contracts and the Management Rights.

                  (ii) GFB-AS shall deliver or cause to be delivered to Grand
            Court the Sales Price in cash.

            (b) Second Closing. Subject to the terms and conditions set forth herein, at the Second Closing:

                  (i) GFB-AS shall establish a LP Recovery Fund (hereinafter defined).

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                  (ii) GFB-AS shall assign one hundred percent (100%) of the
            Deferred Sales Proceeds, as defined in the Purchase Agreement payable by the Investing Partnerships or one hundred percent (100%) of each managing partner's back-end interest, in each case over the required one percent (1%) for tax purposes, in each Owning Partnership to the LP Recovery Fund (such assignment being hereinafter referred to as the "Back-End Assignment" and such interests being hereinafter referred to as the "Back-End Interests").

                  (iii) GFB-AS shall establish the LP Offset (as hereinafter defined).

            (c) GFB-AS and Grand Court will use their good faith best efforts to cause the closing of the transactions contemplated by Section 1.5(a) hereof to take place at the offices of the attorneys for Grand Court on or before February 1, 2000 or such other date as provided for herein (the "First Closing"). The Second Closing shall take place no later than five business days after satisfaction of the conditions to the Second Closing as set forth in Section 7.1(b) hereof (the "Second Closing" and together with the First Closing the "Closings"). The date on which the First Closing actually occurs is referred to herein as the "First Closing Date," and the date on which the Second Closing actually occurs is referred to herein as the "Second Closing Date."

            (d) Notwithstanding anything herein to the contrary, in the event that all conditions to the First Closing have been satisfied or waived on or prior to February 1, 2001 except for the obtaining of the Mortgagees' Consents (as defined in Section 6.8 hereof) and/or the Claims Withdrawals (as defined in Section 7.1(a)(v) hereof) (collectively, the "Debt Conditions") then, (1) GFB-AS shall (x) deliver to Grand Court a certification as to the Debt Conditions that have not been satisfied at such date and (y) have the right to elect to waive the Debt Conditions and (2) Grand Court shall have the right to either waive the Debt Conditions or elect not to waive the Debt Conditions; provided, however, the Debt Conditions shall be deemed waived by Grand Court with respect to the failure to obtain any Mortgagees' Consent or Claims Withdrawal relating to a mortgage loan which is then in default as a result of a monetary default. If both GFB-AS and Grand Court elect to waive the Debt Conditions, the First Closing shall occur on or before February 1, 2001. If either GFB-AS or Grand Court or both of them shall elect not to waive the Debt Conditions, then;

                  (i) if the Mortgagees' Consents have been obtained but the
            Claims Withdrawals have not been obtained, the date of the First Closing shall automatically be extended, without any further action by any party hereto, until the business day following the date on which the last of the Claims Withdrawals shall have been received or Grand Court waives such condition but in no event later than March 15, 2001, at which time, if any remaining Claims Withdrawals have not been waived, the First Closing shall automatically be extended, without any further action by any party hereto, until the business day following the date on which the last of the Claim Withdrawals shall have been received or Grand Court waives such condition but in no event later than April 30, 2001 and GFB-AS shall pay to Grand Court $75,000 in cash or wired funds on March 16, 2001 and $150,000 in cash or wired funds on April 1, 2001 (for a cumulative $225,000 to be paid to Grand Court pursuant to this Section 1.5(d)(i));

                  (ii) If the Mortgagees' Consents have not been received and the requirement thereof not waived, the date of the First Closing shall automatically be extended, without any further action by any party hereto, until the business day following the date on which the last of the Mortgagees' Consents shall have been received or Grand Court waives such condition but in no event later than April 30, 2001 and GFB-AS shall pay to Grand Court $150,000 in cash or wired funds on February 1, 2001 and on the first day of each month thereafter through April 30, 2001 (for a cumulative $450,000 to be paid to Grand Court pursuant to this Section 1.5(d)(ii)) until the First Closing shall occur; and

                  (iii) if the First Closing shall not have occurred on or prior to April 30, 2001, GFB-AS may elect to further extend the date of the First Closing until no later than June 30, 2001 and GFB-AS shall pay to Grand Court $150,000 in cash or wired funds on May 1, 2001 and the first day of each month thereafter through June 30, 2001 (for a cumulative $300,000 to be paid to Grand Court pursuant to this Section 1.5(d)(iii)).

      1.6 New Entities. GFB-AS will form one or more wholly owned subsidiaries to be admitted as the new general partners of the Investing Partnerships and the new managing partners of the Owning Partnerships. GFB-AS will cause its affiliates, Summerville Healthcare, Inc. and Brookdale Living Communities, Inc., to form one or more subsidiaries wholly owned by either or both of them to manage the Facilities.

      1.7 Purchase Price. The "Purchase Price" shall mean an amount equal to $6,650,000. Any amounts paid by GFB-AS pursuant to Section 1.5(d) hereof shall not be deemed "Purchase Price." The allocation of the Purchase Price to each Partnership is set forth on Exhibit "I" attached hereto. The Purchase Price will be increased by an amount equal to any amounts paid by GFB-AS on the Bank Debt guarantee, provided, however, the Purchase Price increase shall not exceed $2,150,000 reduced by $.652 for every dollar collected under the Investor Notes and applied to the Bank Debt. The Purchase Price allocation to each Partnership will be decreased (i) by $107,500.00 per Partnership in the event the Bank Debt holders do not reduce and compromise the Bank Debt to the benefit of the limited partners, or (ii) an amount equal to the benefit received by GFB-AS (to be reasonably determined and allocated by GFB-AS and the Equity Committee) from payments by limited partners on their investor notes after final payment and full settlement of the Bank Debt (the increase or decrease referred herein as the "Purchase Price Adjustment").

      1.8 Allowed Claim. Prior to the First Closing, the Bankruptcy Court shall order a $5,000,000 allowed, unsecured claim of the Partnership's and Limited Partners against the estate of Grand Court (the "Allowed Claim") with the exception of any claims by George Batchelor. The independent directors appointed by the Equity Committee to the Board of the manager of GFB-AS shall be the administrator of this claim. Any proceeds received from the $5,000,000 unsecured claim shall be allocated by final approval of the Equity Committee and ratification of the respective Partnerships.

                                    ARTICLE 2

                                PARTNER APPROVALS

      2.1 The Consent. Except as modified by Section 2.2 below, Grand Court and GFB-AS agree that the First Closing is conditioned upon GFB-AS's receipt of the written (or other mutually agreed) consent of limited partners of each of the Investing Partnerships ("Limited Partners") owning more than 50% of the outstanding limited partnership interests that have been issued by each of the Investing Partnership (the "Consent") to (i) the removal, or the approval of the withdrawal or resignation, of Grand Court as general partner of the Investing Partnerships and managing partner of the respective Owning Partnership, (ii) the admission of GFB-AS as the sole general partner of the Investing Partnerships and the managing partner of the Owning Partnerships, (iii) the amendment of the voting requirements whereby two-thirds of the limited partners in an Investing Partnership can cause a capital transaction (i.e. sale or refinancing) of the Property by its Owning Partnership, (iv) ratification of the Purchase Price (hereinafter defined) allocation, (v) such other amendments as may be agreed to by the Equity Committee (hereinafter defined) and GFB-AS (the "Partnership Amendment" as set forth on Exhibit "H" attached hereto), and (vi) authorization of the Owning Partnerships and Investing Partnerships to agree to limit all of their claims against the Grand Court Bankruptcy Estate to a $5,000,000 unsecured claim and release all other claims against said Estate. The parties acknowledge that one or more of the Properties owned by the Owning Partnerships have been or may be lost through foreclosure prior to the First Closing Date (the Investing Partnership that holds an interest in any such Owning Partnership is hereinafter referred to as a "Foreclosed Partnership"). Notwithstanding anything herein to the contrary, the requirement that the Consent of Foreclosed Partnerships, or any of them, to the transactions contemplated hereby be obtained may be waived by GFB-AS.

      2.2 Solicitation. If the Consent of Limited Partners has not then been received, the Equity Committee in cooperation with GFB-AS, shall have the right to solicit the Consent of the Limited Partners at such times as they deem appropriate. Such parties may solicit the Consent at any time but in no event more than three times (not including amendments or follow-up communications to a specific solicitation). The right to solicit the Consent granted by this Section
2.2 shall expire on the third instance in which Limited Partners owning more than 50% of the outstanding limited partnership interests of any Investing Partnership do not vote in favor of the matters set forth in Section 2.1. As to each such solicitation that such parties decide should be made, Grand Court, if requested by the Equity Committee, and the Equity Committee shall endorse GFB-AS to the Limited Partners by a cover letter prepared by each party. The cover letter for the solicitations shall be in form and substance reasonably satisfactory to GFB-AS. Grand Court agrees that it will endorse, recommend, cooperate with and assist the Limited Partners in all aspects of such solicitations and shall use its best efforts, subject to any applicable fiduciary duties, to have the Limited Partners approve the Consent. The cost of any and all such solicitations of Limited Partners shall be borne by Grand Court.

      2.3 Materials. For each such solicitation the Equity Committee shall prepare such solicitation materials, subject to reimbursement by Grand Court, for review and approval by Grand Court and the Equity Committee, which approval shall not be unreasonably withheld or delayed. On or before the First Closing Date, GFB-AS shall provide written evidence satisfactory to Grand Court and the Equity Committee of the receipt of the Consent. In the event the Consent has been obtained, GFB-AS shall be obligated to proceed with the First Closing, subject to any other conditions contained in Section 7.1(a). The Equity Committee shall engage, at the expense of Grand Court, an independent third party ballot agent approved by GFB-AS, Grand Court and the Equity Committee to receive and tally the ballots of the Limited Partners and to report to all applicable parties the results of the solicitation of the Consent.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF GFB-AS

      GFB-AS hereby represents and warrants to Grand Court as follows:

      3.1 Due Organization. GFB-AS is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. GFB-AS has full company power and authority to enter into and perform its obligations under this Agreement and each agreement, instrument, and document required to be executed by GFB-AS in accordance herewith.

      3.2 Due Authorization. The execution, delivery, and performance by GFB-AS of this Agreement and the other agreements, documents, and instruments required to be executed and delivered by GFB-AS in accordance herewith have been duly authorized by all necessary company action. This Agreement and the other agreements, documents, and instruments required to be executed and delivered by GFB-AS in accordance herewith have been (or at the time required for delivery hereunder, will have been) duly and validly executed and delivered by GFB-AS and constitute (or at the time of delivery will constitute) valid and binding obligations of GFB-AS enforceable in accordance with their respective terms.

      3.3 Brokers and Finders. GFB-AS has not incurred any liability to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which Grand Court would be liable.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF GRAND COURT

      4.1 Representations and Warranties of Grand Court. Grand Court hereby represents and warrants to GFB-AS as follows:

            (a) Due Organization. Grand Court is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Subject to the Bankruptcy Order, (hereinafter defined) Grand Court has full corporate power and authority to enter into and perform its obligations under this Agreement and each agreement, instrument, and document required to be executed by Grand Court in accordance herewith.

            (b) Due Authorization. Upon the approval of the Bankruptcy Court, the execution, delivery, and performance of this Agreement and any agreements, instruments, and documents required to be executed by Grand Court in accordance herewith have been duly authorized by all necessary corporate and Bankruptcy Court action. Upon the approval of the Bankruptcy Court, this Agreement and the agreements, documents, and instruments required to be executed and delivered by Grand Court in accordance herewith have been (or at the time required for delivery hereunder, will have been) duly and validly executed and delivered by Grand Court and constitute (or at the time of delivery will constitute) valid and binding obligations of Grand Court enforceable in accordance with their respective terms. Except as set forth on Schedule 4.1(b), the execution, delivery, and performance of this Agreement or any other agreement, instrument, or document to be executed by Grand Court in connection herewith does not or will not (i) violate any federal, state, county, or local law, rule, regulation, or order (a "Legal Requirement") applicable to Grand Court, or its respective properties, (ii) violate, conflict with, or interfere with, or permit the cancellation of, any agreement to which Grand Court, or by which it or any of its respective properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (iii) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of the Partnerships or Grand Court, or (iv) violate or conflict with any provision of the Charter or by-laws of Grand Court.

            (c) Consents. Except for the approval of the Bankruptcy Court, the Consents and as set forth on Schedule 4.1(b), no actions, consents, or approvals of, or filings with, any governmental authorities or third parties are required in connection with Grand Court's execution, delivery, or performance of this Agreement or any agreement or other document executed in connection herewith.

            (d) Income Statements. Grand Court has delivered to GFB-AS the unaudited income statement for each Partnership for the eleven (11) month period ending November 30, 2000 (the "Income Statements"). Such Income Statements were prepared on a cash basis. To the actual knowledge of Grand Court the Income Statements have been prepared on a consistent basis throughout the periods indicated. To the actual knowledge of Grand Court, except as set forth on Schedule 4.1(d), there are no current or pending developments or circumstances, which would have a material adverse effect on the GP Interests or Management Rights, or the transactions to be entered into by Grand Court pursuant to this Agreement.

            (e) Title. Upon completion of the transactions contemplated by the First Closing, GFB-AS shall acquire title to the GP Interests and Management Rights free and clear of all liens, security interests, claims, rights of another, and encumbrances except as otherwise provided in the Bankruptcy Order.

            (f) Compliance with Laws. To Grand Court's actual knowledge and except as provided on Schedule 4.1(f), Grand Court has complied in all material respects, and is in compliance in all material respects, with all Legal Requirements that are applicable to the GP Interests or Management Rights and has filed with the proper authorities all material statements and material reports applicable to the GP Interests or Management Rights and required by any Legal Requirements to which Grand Court, the Partnerships, their property or operations are subject. To the actual knowledge of Grand Court, no claim has been made by any governmental authority (and, to the actual knowledge of Grand Court, no such claim is anticipated) to the effect that the Grand Court has failed to comply, in any material respect, with any Legal Requirement applicable to the GP Interests or Management Rights. To the actual knowledge of Grand Court, none of the Facilities are in violation of any applicable environmental laws and have not received any notices of any violation of, noncompliance with or remedial obligation under any applicable environmental laws.

            (g) Contracts and Agreements. The contracts and agreements provided to GFB-AS at Grand Court's due diligence room or otherwise delivered to GFB-AS by Grand Court prior to the First Closing constitute all of the written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) that relate to the Facilities, GP Interests or Management Rights individually that involve liabilities of more than $25,000 ("Material Contracts"). Grand Court has afforded or will afford to GFB-AS and their respective officers, attorneys, and other representatives the opportunity to review complete copies of all such Material Contracts. Except as set forth on Schedule 4.1 (g), Grand Court and, to the actual knowledge of Grand Court, the Partnerships are not in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any such Material Contract and Grand Court has not waived any right under any such Material Contract. Except as set forth on Schedule 4.1 (g), Grand Court has not received any notice of default or termination under any such Material Contract and, except as contemplated by this Agreement, Grand Court has not assigned or otherwise transferred any rights under any such Material Contract.

            (h) Claims and Proceedings. Except as set forth on Schedule 4.1 (h), to the actual knowledge of Grand Court there are no claims, actions, suits, or proceedings that relate to the GP Interests or Management Rights pending or threatened against or affecting Grand Court, the Partnerships, or any of their respective properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality that will result in any liability or loss which, in the aggregate, is material to the GP Interests or Management Rights, and would impair the rights acquired by GFB-AS under this Agreement notwithstanding the entry of the Bankruptcy Order, and, to the actual knowledge of Grand Court, Grand Court has not been, is not now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency relating to the GP Interests or Management Rights other than those claims that are the subject of the Grand Court bankruptcy proceeding ("Bankruptcy Claims"). Except as set forth on Schedule 4.1(h) to the actual knowledge of Grand Court no inquiry, action, or proceeding has been asserted, instituted, or threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof other than the Bankruptcy Claims. Except as set forth on Schedule 4.1(h) to the knowledge of Grand Court, there is no basis for any such valid claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), restrain or prohibit the transactions contemplated by this Agreement or have a material adverse effect on the GP Interests or Management Rights and would impair the rights acquired by GFB-AS under this Agreement notwithstanding the entry of the Bankruptcy Order.

            (i) Brokers. Grand Court has not caused any liability to be incurred to any finder, broker, or sales agent for which GFB-AS, or the Partnerships would be liable in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

            (j) Information Furnished. Grand Court has made available to GFB-AS and their respective officers, attorneys, accountants, and representatives true and correct copies of all agreements, documents, and other items in Grand Court's possession and all books and records relating to the GP Interests or Management Rights, and to Grand Court's knowledge, neither this Agreement, the schedules hereto, nor any information, agreements, or documents delivered to or made available to GFB-AS or their respective officers, attorneys, accountants, and representatives pursuant to this Agreement contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

            (k) Bank Accounts. Grand Court is not holding any Partnership funds in any bank account in Grand Court's name. Each Partnership's funds are in bank accounts in the name of such Partnership.

                                    ARTICLE 5

                            COVENANTS OF GRAND COURT

      5.1 Inspection. Upon 25 hours notice, Grand Court shall provide GFB-AS, and its members, officers, attorneys, accountants, and representatives, free, full, and complete access during reasonable business hours to all books, records, tax returns, files, correspondence, personnel, facilities, and properties of Grand Court relating to the Partnerships, the Management Rights and the Facilities. Any investigation by GFB-AS or its members, attorneys, accountants, or representatives shall not in any manner affect the representations and warranties of Grand Court contained herein.

      5.2 Compliance. From the date hereof to the First Closing, (and from the date hereof to the Second Closing as to the representations and warranties in
Section 4.1(a), (b), (c) and (h)) Grand Court shall not take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by Grand Court herein (including the Certificate of Representations and Warranties attached hereto as Exhibit "G") to be untrue or incorrect as of such Closing. Grand Court shall deliver to GFB-AS a supplement to any Schedules to this Agreement promptly after Grand Court becomes aware of any event which changes any representation or warranty made by Grand Court in this Agreement including any Schedule hereto.

      5.3 Operation of the Partnerships. From the date hereof to the First Closing, Grand Court will administer the day-to-day operations of the Partnerships pursuant to the terms of the Management Contracts consistent with reasonable and customary business practices in the ordinary course of business. During that period, Grand Court agrees that it will not, without written consent of GFB-AS, such consent not to be unreasonably withheld, or Order of the Bankruptcy Court on notice to GFB-AS:

            (a) cause any Partnership to incur any additional borrowed money obligations to parties other than Grand Court except for trade payables in the ordinary course of business in excess of $25,000 per Partnership;

            (b) except as required for the Sections 363 Sale pursuant to Section
      5.5 hereof, enter into negotiations for or cause the Partnerships to sell, assign or convey any right, title, or interest whatever in any health care facility or other real property held by the Partnerships (a "Property") to any third party other than resident leases entered into in the normal course of business; or

            (c) negotiate or enter into any Material Contract relating to the Properties, or modify or renew any existing Material Contract, including any Material Contract relating to the properties relating to the management, financing, leasing, or maintenance of any Property.

      5.4 Satisfaction of All Conditions Precedent. From the date hereof to each Closing, Grand Court shall use its best efforts to cause all conditions precedent to the obligations of Grand Courtto be satisfied.

      5.5 Section 363 Sale. From the date on which Grand Court has executed this Agreement through the First Closing, Grand Court (and its officers, directors, employees, agents and representatives) shall not discuss or pursue a possible sale, or other disposition of the GP Interests, the Management Rights or any portion thereof, with any other party or provide any information to any other party in connection therewith, subject to the discharge of its fiduciary duties. If Grand Court, pursuant to the discharge of its fiduciary duties, engages in discussions or provides information to third parties, Grand Court shall notify the Equity Committee and GFB-AS by telephone within 24 hours after providing such information and shall provide copies of such information to the Equity Committee and GFB-AS within 48 hours after providing such information.

      5.6 Non-Hostility. Subject to its fiduciary duties, from the date hereof to the earlier of the First Closing or the termination of this Agreement, Grand Court agrees not to make, or sponsor or endorse an offer or solicitation to replace the general partners of the Partnerships except pursuant to the Section 363 Sale procedures approved by the Bankruptcy Court.

      5.7 Notice of Developments. From the date hereof to the Second Closing, Grand Court shall, immediately upon becoming aware thereof, notify GFB-AS of any material problems or developments with respect to the business, operations, assets, or prospects of the Partnerships, the Management Rights and the Facilities.

      5.8 Notice of Breach. From the date hereof to the Second Closing, Grand Court shall, immediately upon becoming aware thereof, give detailed written notice to GFB-AS of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Grand Court prior to the date of this Agreement, of any of its respective covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

      5. 9 Limited Partner Approval. To the extent of its involvement, Grand Court shall use its best efforts, subject to any applicable fiduciary duties, to obtain the Consent of the limited partners.

      5.10 Bank Debt. All negotiations by Grand Court with the Bank Debt lenders shall include a representative of GFB-AS. The Bank Debt and related collateral shall not be amended, modified or altered, in any way, without prior written notice to GFB-AS.

      5.11 Escrow. At the First Closing, Grand Court agrees to establish a $1,150,000 escrow (the "Escrow") from the sales proceeds for the benefit of GFB-AS. The Escrow will be deposited at a bank or financial institution reasonably acceptable to GFB-AS (the "Bank"). The escrow instructions to the Bank shall provide: (i) payment to Grand Court of $.348) for every dollar collected from Investor Notes and applied to the Bank Debt; and (ii) if any funds remain in the escrow, payment to GFB-AS upon proof that GFB-AS has paid funds under its guaranty of the Bank Debt as more specifically provided in the Escrow Agreement mutually agreed to by Grand Court and GFB-AS to be executed at the First Closing.

      5.12 Claims Withdrawals. Grand Court shall use its good faith best efforts to assist in obtaining the Claims Withdrawals including, without limitation, bringing such motions before the Bankruptcy Court as may be necessary to cause the removal of such claims.

                                    ARTICLE 6

                               COVENANTS OF GFB-AS

      6.1 Compliance. From the date hereof to each Closing, GFB-AS shall not take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by GFB-AS herein to be untrue or incorrect as of such Closing.

      6.2 Notice of Developments. From the date hereof to the Second Closing, GFB-AS shall, immediately upon becoming aware thereof, notify Grand Court of any material problems or developments with respect to the business, operations, assets, or prospects of the Partnerships.

      6.3 Notice of Breach. From the date hereof to the Second Closing, GFB-AS shall, immediately upon becoming aware thereof, give detailed written notice to Grand Court of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to GFB-AS prior to the date of this Agreement, of any of its covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

      6.4 Bankrupt Remote Entities. The new general partners, managing partners and property managers will be bankrupt remote entities, with one independent director appointed by the Equity Committee and approved, such approval not to be unreasonably withheld, by GFB-AS. The new entities shall comply with the respective requirements of the particular mortgage lender of the Owning Partnerships. Except as required by the mortgagees, the independent director will not have any veto or super voting rights, except for bankruptcy filings of the bankrupt remote entities, and receive compensation of $200.00 per board meeting plus reasonable out-of-pocket expenses.

      6.5 LP Recovery Fund. At the Second Closing, GFB-AS shall establish an LP Recovery Fund. Upon the payment by a Partnership of such Partnership's allocable share of the Purchase Price as set forth in Exhibit "I" attached hereto (including the 10% per annum return on the Purchase Price), the LP Recovery Fund shall be funded with (a) the remaining balances of the following items relating to such Partnership (i) Purchase Notes, and (ii) the Back-End Interests, and (b) an amount equal to the amount, if any, of proceeds from a Capital Transaction used by the Partnership to pay such Partnership's allocable share of the Purchase Price (including the 10% per annum return on the Purchase Price). Notwithstanding the previous sentence, upon the receipt of the full Purchase Price (including the 10% per annum return on the Purchase Price), GFB-AS shall contribute all remaining balances of (i) Investor Notes, (ii) Purchase Notes,
(iii) Loans and Exchanges, (iv) Other Receivables, and (v) the portion of the Back-End Interests not previously contributed, to the LP Recovery Fund. Proceeds from the items contributed to this fund shall be shared only by those Limited Partners who sign or are otherwise bound by an LP Release (hereinafter defined) in a manner agreed upon by GFB-AS and the Equity Committee.

      6.6 Back-End Assignment. At the Second Closing, GFB-AS would convey the Back-End Assignment to the LP Recovery Fund.

      6.7 LP Offset. At the Second Closing, limited partners whose Investor Note balances are prepaid at the date of a Capital Transaction (as defined in their respective Partnership Agreement) would receive an offset against the Purchase Note purchased by GFB-AS regarding that particular Partnership, less any recoveries by said limited partners from other sources (the "LP Offset"). The LP Offset would be paid after return to GFB-AS equal to ten percent (10%) per annum of the allocated Purchase Price balance, and then the Purchase Price balance. Any balance of the Purchase Notes after the LP Offset would be allocated to the LP Recovery Fund after the Second Closing.

      6.8 Mortgagees' Consent. GFB-AS shall use good faith efforts to obtain the consents of the mortgagees of the Facilities to the substitution of GFB-AS as general partner of the Partnerships and the engagement of one or more of the entities described in Section 1.6 hereof as manager of the Facilities (individually, a "Mortgagee Consent" and collectively, the "Mortgagees' Consents"). GFB-AS shall not be required to incur any expense to obtain any such consents.

      6.9 Tender Offers. In the event that GFB-AS or any of its affiliates makes one or more tender offers to acquire outstanding units of limited partnership interests in one or more Investing Partnerships, GFB-AS or its affiliate, as the case may be, shall vote any units so acquired on matters submitted to the vote of the limited partners of such Investing Partnership (other than a vote for the removal of the general partner of such Investing Partnership) in proportion (immediately prior to the expiration of such voting period) to the vote of those units in such Investing Partnership then held by limited partners who are not affiliates of GFB-AS; provided, however, the voting restriction set forth in this Section 6.9 shall terminate with respect to an Investing Partnership at such time as GFB-AS and its affiliates own 68% or more of the units in such Investing Partnership.

      6.10 Licenses. GFB-AS shall use its commercially reasonable efforts to cause it or its affiliate who will manage the Facilities to obtain all licenses required to manage such Facilities except where the failure to obtain such licenses will not have a material adverse effect on the Owning Partnership or the Investing Partnership. Notwithstanding anything in this Agreement to the contrary, the obtaining of any such license is not a condition to the consummation of the transactions contemplated hereby.

      6.11 Claims Withdrawals. GFB-AS Court shall use its good faith best efforts to assist in obtaining the Claims Withdrawals. GFB-AS shall not be required to incur any expense to obtain the Claims Withdrawals nor shall anything in this Section 6.11 or elsewhere in this Agreement be deemed to modify GFB-AS's obligations under Section 1.3 to deliver a guaranty on terms reasonably acceptable to GFB-AS.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

      7.1 Conditions to Obligations of GFB-AS .

            (a) Conditions to the First Closing. The obligations of GFB-AS to complete the transactions contemplated to be completed at the First Closing are subject to the fulfillment of each of the following conditions:

                  (i) The representations and warranties of Grand Court
            contained in this Agreement shall be true and correct at and as of the First Closing with the same effect as through such representations and warranties had been made on and as of the First Closing; Grand Court shall have performed and complied with all agreements required by this Agreement to be performed or complied with by them at or prior to the First Closing; and GFB-AS shall have received certificates, dated as of the First Closing Date, signed by the President or Chief Executive Officer of Grand Court to the foregoing effect.

                  (ii) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the completion of this Agreement or seeking damages on account thereof, provided, however, in the event all other conditions except this subparagraph (ii) have been satisfied or waived by GFB-AS, then Grand Court may give GFB-AS written notice that all conditions to Grand Court's obligation to close have been satisfied or waived, and GFB-AS will then have twenty (20) days to waive the condition of this subparagraph (ii) or Grand Court terminate this Agreement subject to Section 8.1 hereof.

                  (iii) Prior to the First Closing, except as disclosed in
            Schedule 4.1(d) there shall have been no material adverse change in excess of $25,000 in the financial condition, business, properties, or operations of any of the Partnerships since July 31, 2000.

                  (iv) All consents and approvals required to be obtained by
            Grand Court in connection with the execution, delivery, and performance of this Agreement shall have been obtained or waived and all such consents and approvals shall be in form and content reasonably satisfactory to GFB-AS.

                  (v) GFB-AS shall have received evidence of the Bank Debt and mortgagee claims filed in the Grand Court bankruptcy proceeding having been withdrawn, with prejudice, or the Bankruptcy Court having overruled such claims (the "Claims Withdrawal"), the Consent has been duly obtained and evidence of the withdrawal or removal of Grand Court as general partner of the Investing Partnerships and managing partner of the Owning Partnerships, consents of the mortgagees of the Facilities to the foregoing shall have been obtained and all such other instruments as shall be necessary or desirable in the reasonable opinion of GFB-AS to vest in or confirm in GFB-AS title to the GP Interests and in the reasonable opinion of GFB-AS to vest in or confirm in GFB-AS title to the Management Rights.

                  (vi) Grand Court shall have delivered such good standing
            certificates, officer's certificates, and similar documents and certificates as GFB-AS shall have reasonably requested prior to the Closing Date.

                  (vii) At the First Closing, the Owning Partnerships and GFB-AS
            or its affiliates, shall have entered into new management contracts for the management of the Facilities, substantially in the form of Exhibit "J" hereto notwithstanding any language to the contrary set forth in paragraph 4 of Exhibit H hereto.

                  (viii) The Bankruptcy Court shall have entered a final,
            non-appealable Order (the "Bankruptcy Order") in form and substance reasonably acceptable to GFB-AS:

                        (1) Authorizing and approving this Agreement in its
                  entirety;

                        (2) Authorizing and directing Grand Court and its
                  affiliates to take all necessary actions and execute all necessary documents to effectuate the transactions contemplated by this Agreement;

                        (3) Authorizing, pursuant to Section 363 to the
                  Bankruptcy Code, the sale of all assets described in this Agreement free and clear of all Claims (whether pre or post petition and as defined in the Bankruptcy Code), liens and encumbrances of any Entity (as defined in the Bankruptcy
                  Code);

                        (4) Rejecting, pursuant to Section 363 of the Bankruptcy
                  Code, all existing management contracts between Grand Court and the Partnerships;

                        (5) Authorizing the substitution of GFB-AS, or its
                  designee, as managing partner or general partner for each of the Owning Partnerships and Investing Partnerships;

                        (6) Approving the Amendments to the Partnership
                  Agreements;

                        (7) Authorizing each of the Owning Partnerships to enter
                  into a new Management Agreement with GFB-AS or its designee;

                        (8) Approving the form of the new Management Agreements;

                        (9) Determining pursuant to Section 363(m) of the
                  Bankruptcy Code that the seller and purchasers acted in good faith;

                        (10) Directing all public officers and officers to
                  accept for filing or recording all requisite documents or instruments without payment of any tax as provided in Section 1146 of the Bankruptcy Code;

                        (11) Denying and rejecting all objections to the
                  transactions contemplated by this Agreement and rejecting any other bids or offers;

                        (12) Containing such other findings and provisions as
                  are usual and customary in Orders authorizing the transactions anticipated by this Agreement.

            GFB-AS may waive the requirement that the Bankruptcy Order be final and non-appealable.

                  (ix) Grand Court shall have executed and delivered to GFB-AS a
            Certificate of Representations and Warranties in the form attached as Exhibit "G", and such representations and warranties shall be true and correct.

                  (x) Grand Court shall have completed Schedules 4.1(b), 4.1(d),
            4.1(g), 4.1(h) and 7.1(a)(iii) and such schedules shall be acceptable to GFB-AS in its reasonable discretion.

            (b) Conditions to the Second Closing. The obligations of GFB-AS to complete the transactions contemplated to be completed at the Second Closing are subject to the fulfillment of each of the following conditions:

                  (i) The First Closing shall have occurred.

                  (ii) A Plan of Reorganization ("Plan") consistant with the transactions contemplated herein shall have been confirmed by a final, non-appealable order.

                  (iii) Grand Court and the Creditors Committee shall have
            delivered a release to GFB-AS (the "Grand Court Release") of all claims other than those arising from GFB-AS's agreements, covenants and indemnifications as specifically set forth in this Agreement. Grand Court and the Creditors Committee shall also release the Partnerships listed on Exhibit "A" to this Agreement from all claims and shall release the limited partners of said Partnerships from all claims arising from payments or distributions received by such partners on account of their Partnership interest in the listed Partnerships. The Order of Confirmation of the Debtor's Plan shall render such releases binding on any successor or Trustee. The Grand Court Release shall include the same release by Grand Court's directors and officers in the event the Bankruptcy Court approves a Plan containing a channeling injunction or an order releasing claims binding on all limited partners. If the Bankruptcy Court does not approve such a provision in the Plan, the Grand Court directors and officers release shall only run to those limited partners who have affirmatively released such directors and officers by voting in favor of the Plan and such release is legally enforceable. Notwithstanding anything herein to the contrary, the Grand Court Release shall not include the post-petition loans by Grand Court to the Partnerships pursuant to order of the Bankruptcy Court as set forth on Schedule 7.1(b)(iii) attached hereto.

                  (iv) A release from the limited partners and the Partnerships is delivered (the "LP Release") releasing the Partnerships, Grand Court, Grand Court's affiliates and Grand Court's and their affiliates respective officers, directors, employees, consultants and representatives from any and all claims arising from the limited partners' transactions with Grand Court in connection only with the Partnerships. The LP Release would not cover securities claims or otherwise by virtue of the relief requested, any rights, claims and defenses under applicable law against any third parties (including any holders of Bank

            Debt obligations) other than Grand Court, Grand Court's affiliates, Grand Court's officers, directors, employees, consultants and representatives, GFB-AS, GFB-AS's affiliates and GFB-AS's members, officers, directors, employees, consultants and representatives. The limited partners will reserve any claims against any current or former directors' and officers' liability insurance policies as maintained by Grand Court to the extent such liability insurance is applicable and to the extent of the aggregate dollar limits of such insurance. Notwithstanding anything contained herein to the contrary, in the event GFB-AS becomes a holder of Bank Debt obligations, no such claims against GFB-AS as a holder of Bank Debt obligations severed from the LP Release shall exceed the monetary claim of GFB-AS as holder of such Bank Debt obligation.

                  (v) All claims of the Partnerships and limited partners
            against Grand Court other than George Batchelor associated with the syndicated senior living facilities, including administrative, constructive trusts, priority and unsecured claims of any kind or nature, with the sole exception of the Allowed Claim (hereinafter defined) shall be extinguished, expunged and released.

                  (vi) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the completion of the transactions contemplated by the Second Closing or seeking damages on account thereof.

The decision of GFB-AS to complete the transactions contemplated by the First Closing or the Second Closing without the satisfaction of any of the preceding conditions shall not constitute a waiver of any representation, warranty, covenant or indemnity of Grand Court contained herein.

If all conditions to the Second Closing are met, the Purchase Note and related documents shall be amended at the Second Closing so that a single investor note default will only permit the holder of the Purchase Note to foreclose on that limited partner's partnership interest or pursue other legal remedies against that investor rather than proceed against the respective Investing Partnership and foreclose on the interest in the Owning Partnership.

      7.2 Conditions to Obligations of Grand Court.

            (a) Conditions to the First Closing. The obligations of Grand Court to complete the transactions contemplated by the First Closing are subject to the fulfillment of the following conditions:

                  (i) The representations and warranties of GFB-AS contained in this Agreement shall be true and correct at and as of the First Closing with the same effect as though such representations and warranties had been made as of the First Closing; all agreements to be performed hereunder by GFB-AS at or prior to the First Closing shall have been performed; and Grand Court shall have received a certificate, dated as of the First Closing Date, signed by the manager of GFB-AS to the foregoing effect.

                  (ii) GFB-AS shall have delivered such good standing
            certificates, officer's certificates, and similar documents and certificates as Grand Court shall have reasonably requested prior to the Closing Date.

                  (iii)GFB-AS shall have tendered the Sale Price to Grand Court subject to establishment of the Escrow.

                  (iv) The Claims Withdrawal and the Mortgagees' Consents shall have been obtained.

                  (v) The Bankruptcy Court shall have entered an Order limiting claims of the Partnerships and the Limited Partners (other than George Batchelor) to $5,000,000.

                  (vi) The Consent shall have been obtained from a majority in interest of the Limited Partners of each Investing Partnership.

                  (vii) Entry of the Bankruptcy Order.

                  (viii) In the event that GFB-AS does not have a net worth of at least $10,000,000 and liquid assets of at least $1,000,000, an affiliate of GFB-AS having a net worth of at least $10,000,000 and liquid assets of at least $1,000,000 shall have agreed by executing a separate document to be included within the defined term "GFB-AS" for purposes of Section 9.2 hereof only. For purposes hereof, liquid assets shall include notes receivable of such entities and commitments of equityholders of such entity to make capital contributions to such entity.

The decision of Grand Court to complete the transactions contemplated by the First Closing without the satisfaction of any of the preceding conditions shall not constitute a waiver of any representation, warranty, covenant or indemnity of GFB-AS contained herein.

                                    ARTICLE 8

                                   TERMINATION

      8.1 Termination Before First Closing. This Agreement may be terminated prior to the First Closing by (a) the mutual written consent of Grand Court and GFB-AS; (b) GFB-AS, upon the failure of Grand Court to perform or comply with any of its covenants contained herein prior to the First Closing or if any representation or warranty of Grand Court hereunder shall not have been true and correct in a material respect as of the time at which such was made or becomes untrue thereafter or if the Debt Conditions have not been satisfied on or prior to April 30, 2001 and Grand Court elects not to waive such condition; or (c) Grand Court, upon the failure of GFB-AS to perform or comply with any of its covenants contained herein prior to the First Closing or if any representation or warranty of GFB-AS shall not have been true and correct in a material respect as of the time at which such was made or if GFB-AS does not make the election under Section 1.5(d)(iii) hereof; or (d) either party, if the First Closing does not occur on or prior to June 30, 2001, provided, that no party may terminate this Agreement pursuant to (b), (c) or (d) of this paragraph if such party is, at the time of any such attempted termination, in breach of any term hereof; or
(e) Grand Court, upon the Bankruptcy Court order that another offer is a higher and better offer and the closing of that offer.

                                    ARTICLE 9

                                 INDEMNIFICATION

      9.1 Indemnification of GFB-AS. Grand Court agrees to indemnify and hold harmless GFB-AS, and its members and consultants and their respective partners, members, officers, directors, employees (collectively, the "Indemnified Parties"), from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for and participating in any litigation or proceeding) (collectively, "Indemnified Costs") which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising directly and solely as a result of a breach of a representation, warranty, covenant of this Agreement that causes an Indemnified Cost in excess of $25,000. GFB-AS acknowledges and understands that Grand Court will file a Plan of Reorganization (the "Plan") and that the Plan shall provide for the distribution of all available funds to creditors. The Plan will also provides for a discharge under 11 U.S.C. 1141 of all preconfirmation claims. GFB-AS covenants and agrees not to assert the existence of the indemnification set forth herein as cause to delay or deny confirmation of the Plan, nor distribution to creditors. GFB-AS further covenants and agrees not to seek disgorgement or any recovery for such a breach from creditors, employees, officers, directors or professionals employed in the Grand Court Bankruptcy case to fund any recovery on the indemnification. Any claim for indemnification pursuant to this Section 9.1 shall expire the earlier of: (a) twelve (12) months after the First Closing, or (b) confirmation of a plan or reorganization/liquidation in the Grand Court bankruptcy case. Grand Court's indemnification obligations pursuant to this Section 9.1 shall not exceed $2,000,000.

      9.2 Indemnification of Grand Court. GFB-AS agrees to indemnify and hold harmless Grand Court and each officer, director, employee, agent, and consultant of Grand Court (collectively, the "Seller Indemnified Parties"), from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising directly as a result of a breach of the representations, warranties, covenants and agreements of this Agreement by GFB-AS that causes an Indemnified Cost in excess of $25,000. Any claims for indemnification pursuant to this
Section 9.2 must be made in writing within twelve (12) months of the First Closing. GFB-AS's aggregate indemnification obligations pursuant to this Section
9.2 shall not exceed $2,000,000.

      9.3 Defense of Third-Party Claims. An Indemnified Party or a Seller Indemnified Party, as appropriate, shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party or Seller Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party or Seller Indemnified Party under this Article 9 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

            (a) The Indemnified Party or Seller Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party or Seller Indemnified Party to have charge of such third-party action after 30 days notice, or (iii) the Indemnified Party's or Seller Indemnified Party's counsel shall have advised the Indemnified Party or Seller Indemnified Party in writing, with a copy to the Indemnifying Parties, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

            (b) The Indemnifying Parties shall obtain the prior written approval, not to be unreasonably withheld, of the Indemnified Party or Seller Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgement of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgement, injunctive or other equitable relief would be imposed against the Indemnified Party or Seller Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgement could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

            (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party or Seller Indemnified Party of a release from all liability in respect of such third-party action; and

            (d) The Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party or Seller Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgement of any third-party action (i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time, (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party or Seller Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however , that the Indemnified Party or Seller Indemnified Party shall make no settlement, compromise, admission, or acknowledgement which would give rise to liability on the part of any Indemnifying Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld), or (iii) to the extent that the Indemnified Party or Seller Indemnified Party reasonably believes that the Indemnifying Party does not have adequate financial resources to provide or maintain the defense of any third-party action, or satisfy any award or judgment that may result from any third-party action.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 9 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

      9.4 Direct Claims. In any case in which an Indemnified Party or a Seller Indemnified Party seeks indemnification hereunder which is not subject to
Section 9.3 hereof because no third-party action is involved, the Indemnified Party or a Seller Indemnified Party shall notify the Indemnifying Parties in writing of any Indemnified Costs which he, she, or it claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party or a Seller Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1 Allocation of Sales Price; Capital Account. The parties hereto acknowledge that the transactions contemplated hereby must be reported in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties shall report the transactions contemplated hereunder for all purposes in accordance with the Purchase Price allocation set forth on Exhibit "K" hereto. The allocation of the Sales Price set forth on Exhibit "K" shall not constitute any admission or consent by Grand Court as to the value of the interests conveyed. Notwithstanding anything else to the contrary in this Agreement, the parties agree to report for Federal and State income tax purposes the transaction herein as a taxable sale by Grand Court of the General Partner Rights for cash consideration equal to $500,000 divided by the number of General Partner Rights listed on Exhibit "A"; and a purchase of the General Partner Rights by GFB-AS for cash consideration equal to $500,000 divided by the number of General Partner Rights listed on Exhibit "A".

      10.2 Survival of Representations. Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, indemnities, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing with respect to which such covenant, indemnity, representation or warranty was made for a period of 12 months after that Closing.

      10.3 No Third-Party Beneficiaries. Except for the Indemnified Parties not a party to this Agreement, no person or entity not a party to this Agreement (except permitted assigns) shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

      10.4 Specific Performance. The parties hereto acknowledge and agree that, without limiting any other remedy available to the parties hereto at law or in equity, the parties hereto shall be able to specifically enforce the terms of this Agreement.

      10.5 Sales Taxes. The parties hereto expressly agree that Grand Court shall be responsible for and shall pay all federal, state, or local taxes, if any, arising by reason of or resulting from the sale of the GP Interests or Management Rights contemplated hereby.

      10.6 Expenses Each of the parties hereto shall pay its or his own respective costs and expenses incurred in connection with this Agreement. However, GFB-AS shall be reimbursed up to $250,000 for third party costs by the bankruptcy estate of Grand Court in the event the GP Interests and Management Rights are sold to a higher and better bidder for a reason other than the breach of this Agreement by GFB-AS.

      10.7 Collateral Agreements, Amendments. and Waivers. This Agreement (together with the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

      10.8 Successors and Assigns. No rights or obligations of any party hereto under this Agreement may be assigned except that GFB-AS may assign its rights and obligations to any affiliate (as that term is defined in Rule 144 under the Securities Act of 1933, as amended) thereof. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this
Section 10.8, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

      10.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      10.10 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

      10.11 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) upon receipt, if delivered by overnight courier service or telefacsimile or similar device, or (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

If to GFB-AS:              100 Jericho Quadrangle
                           Suite 214
                           Jericho, New York 11753
                           Attn:  Michael L. Ashner
                           Phone  (516) 822-0022
                           Fax  (516) 433-2777
with a copy to:               Berlack, Israels & Liberman LLP
                              120 West 45th Street
                              New York, New York 10036
                              Attn: Edward S. Weisfelner, Esq.
                              Phone: (212) 704-0100
                              Fax: (212) 704-0196

If to Grand Court:            Grand Court Lifestyles, Inc.
                              One Executive Drive, Suite 15
                              Fort Lee, New Jersey 07024
                              Attn: John Luciani, CEO and Keith E. Marlowe, Esq.
                              Phone (800) 331-1268
                              Fax (201) 947-6623

With a copy to:               Sills, Cummis, Radin, Tischman,  Epstein & Gross
                              One Riverfront Plaza
                              Newark, New Jersey  07102
                              Attn: Andrew Sherman, Esq.
                              Phone (973) 643-7000
                              Fax (973) 643-6500

And a copy to:                Wasserman, Jurista & Stolz
                              225 Millburn Avenue, Suite 207
                              P.O. Box 1029
                              Millburn, New Jersey 07041
                              Attn: Daniel M. Stolz, Esq.
                              Phone (973) 467-2700
                              Fax (973) 467-8136

If to the Equity Committee:   Michael Hartzmark, Ph.D.
                              4620 East Arcadia Lane
                              Phoenix, Arizona 85018
                              Phone (623) 247-1300 x-508
                              Fax (623)846-3020

With a copy to:               William Katchen, Esq.
                              Duane, Morris & Heckscher LLP
                              One Riverfront Plaza
                              2nd Floor
                              Newark, New Jersey  07102
                              Phone (973) 424-2000
                              Fax (973) 424-2001

Each party may change its or her address for purposes of this Section 10.11 by proper notice to the other parties, actually received by such parties.

      10.12 Further Assurances. From time to time hereafter, (a) at the request of GFB-AS, but without further consideration, Grand Court shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as GFB-AS may reasonably request in order more effectively to complete the transactions contemplated hereby, and (b) at the request of Grand Court, but without further consideration, GFB-AS shall execute and deliver such other certificates, statements, and documents, and take such other action as Grand Court may reasonably request in order to more effectively complete the transactions contemplated hereby.

      10.13 Access to Records. Following the First Closing, GFB-AS shall give Grand Court access (and the right to make copies at the expense of Grand Court) of the books and records that were acquired by GFB-AS hereunder and relate to the business of Grand Court prior to the First Closing. Such access shall be given on reasonable prior written notice and conducted in a manner as not to unreasonably interfere with the operations of GFB-AS.

      10.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that the United States Bankruptcy Court for the District of New Jersey shall have exclusive jurisdiction and venue over any and all disputes arising under this Agreement.

      10.15 Headings. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

      10.16 Sections: Exhibits. All references to "Articles," "Sections," "Subsections," "Schedules," "Annexes," and "Exhibits" herein are, unless specifically indicated otherwise, references to articles, sections, subsections, schedules, annexes, and exhibits of and to this Agreement. All schedules and exhibits attached hereto are made a part hereof for all purposes, the same as set forth herein verbatim, it being understood that if any exhibit attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

      10.17 Number and Reference of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and references to persons of one sex shall be deemed to include references to persons of the other sex where appropriate.

      10.18 Multiple Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement binding on all the. parties notwithstanding that all the parties are not signatories to the original or the same counterpart.

      10.19 Materiality. As used herein, something shall not be "material" unless such action, inaction or event shall create a cost of $25,000 per occurrence.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                    GFB-AS INVESTORS. LLC

                                    By:
                                        ----------------------------------------
                                          Peter Braverman
                                          Authorized Signatory


                                    Grand Court Lifestyles, Inc.

                                    By:
                                        ----------------------------------------
                                          John Luciani, CEO


                                    The Official Committee of the Unsecured
                                    Creditors of Grand Court Lifestyles, Inc.

                                    By:
                                        ----------------------------------------
                                          Daniel M. Stolz


                                    The Official Committee of the Unsecured
                                    Equity Investors of Grand Court
                                    Lifestyles, Inc.

                                    By:
                                        ----------------------------------------
                                          Michael Hartzmark, Chairman